Exhibit 10.3

1555 Adams Drive
Menlo Park, CA 94025
T. 650.641.2100
F. 650.641.2120

January 26, 2015

VIA HAND DELIVERY

Jeryl L. Hilleman

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, CA 94025

Re:	New Employment Terms

Dear Jeryl:

On January 21, 2015, the Compensation Committee of the Board of Directors of Intersect ENT, Inc. (the “Company”) approved an amendment to the terms of your compensation in connection a change of control of the Company or termination of your employment. This letter sets forth those terms and supersedes the terms set forth in your employment offer letter dated May 15, 2014, as amended (the “Offer Letter”). Effective as of January 21, 2015, the changes to your benefits are as follows:

1) Severance Upon Termination Other Than in Connection with Change in Control:

If, other than in connection with or within twelve (12) months after a Change of Control Transaction (as defined below), your employment is either (i) terminated by the Company or a successor entity without Cause (defined below), or (ii) terminated by you due to your resignation for Good Reason (defined below), provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), you shall be entitled to (i) payment of twelve (12) months of your base salary, less all applicable withholdings and deductions, paid over such 12-month period immediately following the Separation from Service, on the schedule described below, (ii) all your outstanding options will vest in full upon such Separation from Service, (iii) a lump sum payment equal to your annual target bonus prorated for the number of days of the then current bonus period worked prior to your Separation from Service, and (iv) twelve (12) months COBRA reimbursement.

2) Severance Upon Termination or in Connection with Change in Control:

Upon the occurrence of a Change of Control Transaction, the vesting of all outstanding stock options held by you shall be accelerated such that all unvested shares subject to your outstanding options shall be fully vested.

Jeryl L. Hilleman

If, in connection with or within twelve (12) months after a Change of Control Transaction, a Separation from Service occurs, you shall be entitled to (i) payment of twelve (12) months of your base salary, less all applicable withholdings and deductions, paid over such 12-month period immediately following the Separation from Service, on the schedule described below, (ii) all your outstanding options will vest in full upon such Separation from Service, (iii) a lump sum payment equal to your annual target bonus prorated for the number of days of the then current bonus period worked prior to your Separation from Service, and (iv) twelve (12) months COBRA reimbursement.

The severance benefits set forth in sections 1 and 2 above are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information and Inventions Agreement during the period of time in which you are receiving the Severance Benefits; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service. The salary continuation set forth above will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and the pro-rated target bonus payment that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and the effectiveness of the release, with the balance of the salary continuation being paid as originally scheduled.

3) Definitions:

(a) A “Change of Control Transaction” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than by means of a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, and (iii) a sale, exclusive license or other conveyance of all or substantially all of the assets of the Company, by means of a transaction or series of transactions.

(b) For the purposes of the Offer Letter, “Cause” shall mean any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry into a plea of guilty or nolo contendere to any felony or misdemeanor; (iii)

Jeryl L. Hilleman

engagement in an activity that you know or should know could materially harm the business or reputation of the Company; (iv) material failure to adhere to the Company’s corporate codes, policies or procedures as in effect from time to time; (v) material violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) material breach of the Confidentiality Agreement; (vii) repeated failure, in the reasonable judgment of the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice.

(c) For the purposes of the Offer Letter, “Good Reason” shall mean any of the following which occurs without your written consent: (i) a relocation of the office where you are required to work to a location of more than thirty-five (35) miles from the office where you previously were required to work; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company’s other executive employees); or (iii)a material reduction in the scope of your duties and responsibilities, provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company’s chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good reason setting forth the basis for your resignation, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than ninety (90) days after the expiration of the cure period.

Except as modified herein, all other terms of your employment shall remain in full force and effect.

Jeryl L. Hilleman

Please sign below if these terms are acceptable to you, and return the fully signed letter to me.

Understood and Agreed:

/s/ Jeryl L. Hilleman	/s/ Lisa D. Earnhardt
Jeryl L. Hilleman	Lisa D. Earnhardt
Chief Financial Officer	President and Chief Executive Officer
Intersect ENT, Inc.	Intersect ENT, Inc.

January 26, 2015	January 26, 2015
Date	Date